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                                                                    EXHIBIT 11.1

GO2NET, INC.
COMPUTATION OF NET LOSS PER SHARE

                                                                       For the year ended              For the period from
                                                                                                   inception (February 12,
                                                                                                             1996) through
                                                                       September 30, 1997               September 30, 1996
                                                                       ------------------               ------------------

               Weighted average common shares outstanding                       3,284,995                        1,619,100

                Weighted average common shares for shares                          58,919                           91,750
                   issued from September 30, 1996 through
      April 22, 1997, calculated using the treasury stock
            method at the offering price of $8 per share,
      and treated as outstanding for the period presented

 Weighted average number of common shares issued upon the                         120,575                          837,830
 conversion of the 9% Cumulative, Redeemable, Convertible
     Preferred Stock, calculated using the treasury stock
        method at the offering price of $8 per share, and
 treated as outstanding for the period presented, through
                                       date of conversion
                                                                --------------------------      ---------------------------

                                                                ==========================      ===========================
                        Total weighted shares outstanding                       3,464,489                        2,548,680
                                                                ==========================      ===========================

                                                 Net loss                    $(1,718,480)                       $(417,758)
                                                                ==========================      ===========================

                                       Net loss per share                         $(0.50)                          $(0.16)
                                                                ==========================      ===========================
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